Attachment Q.77C

The European Equity Fund, Inc.

Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated May 17, 2006, filed on May 17, 2006 (Accession No. 0000891092-06-001273)

Item 77C (c):
THE EUROPEAN EQUITY FUND, INC.
REPORT OF STOCKHOLDERS' MEETING (unaudited)

The Annual Meeting of Stockholders of The European Equity Fund, Inc. was held on June 20, 2006.  At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):

1. To elect four Directors to serve for a term of three years until their successors are elected and qualify.

       Number of Votes
       -------------------------
       For   Withheld
                ----   --------
Dr. Kurt Bock      9,309,299   231,688
Detlef Bierbaum     9,306,352   234,635
John H. Cannon     9,292,723  248,264
Dr. Frank Tromel    9,302,154   238,832

2. To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2006.

       Number of Votes
        -------------------------
          For  Against Abstain
      ---  ------- --------
     9,391,039  101,542  48,407